Exhibit 10.2

L O S  A N G E L E S,  C A
S A N  F R A N C I S C O,  C A
W I L M I N G T O N, D E
N E W  Y O R K,  N Y
H O U S T O N,  T X

10100 SANTA MONICA BLVD.
13th FLOOR
LOS ANGELES
CALIFORNIA 90067-4003

TELEPHONE: 310.277.6910
FACSIMILE: 310.201.0760

SAN FRANCISCO
150 CALIFORNIA STREET
15th FLOOR
SAN FRANCISCO
CALIFORNIA 94111-4500

TELEPHONE: 415.263.7000
FACSIMILE: 415.263.7010

DELAWARE
919 NORTH MARKET STREET
17th FLOOR
P.O. BOX 8705
WILMINGTON
DELAWARE 19899-8705

TELEPHONE: 302.652.4100
FACSIMILE: 302.652.4400

NEW YORK
780 THIRD AVENUE
34th FLOOR
NEW YORK
NEW YORK 10017-2024

TELEPHONE: 212.561.7700
FACSIMILE: 212.561.7777

TEXAS
440 LOUISIANA STREET
SUITE 900
HOUSTON
TEXAS 77002-1062

TELEPHONE: 713.691.9385
FACSIMILE: 713.691.9407

WEB: www.pszjlaw.com

Shirley S. Cho	December 22, 2021	310.772.2364 scho@pszjlaw.com

Via Email (jsklar@hginc.com)

James Sklar, Esq.

Heritage Global Inc.

12625 High Bluff Drive, Suite #305

San Diego, CA 92130

Re:	Letter Agreement re Service on Board of Directors of Heritage Global Inc. (“HGI”)

Dear Jim:

Thank you for inviting me to join the Board of Directors of HGI (the “Board”).  I am grateful for the opportunity to serve on the Board and for the confidence in me reflected in the Board’s invitation to serve as a Director.

Please understand that I will be serving as a director solely in my individual capacity.  In this capacity, I will not be acting as a representative or attorney of Pachulski Stang Ziehl & Jones LLP (“PSZJ”) and my service as a director will not cause HGI or the Board to become a client of PSZJ.  As such, in carrying out the duties of a Board member, I will not be providing legal advice or charging legal fees on behalf of PSZJ or otherwise.  With regard to all Board meetings or communications involving Directors, it should be assumed that I am acting solely as a Director and that no attorney-client privilege will apply to any of our communications.

Presently HGI is not a client of PSZJ.  To the extent that HGI at any future time desires to seek legal advice from PSZJ, and I am serving on the Board at that time, I will provide you with an additional notice of certain factors to take into account in your consenting to a dual role for me both as a Director and as an attorney at PSZJ.  In addition, I will refrain from participating in, and be walled off from, any discussions or considerations by the

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Board, while I am a Board member, regarding whether to retain PSZJ to provide any legal services.

HGI acknowledges that PSZJ has represented, now represents, and will continue to represent numerous companies and entities (which may include, without limitation, HGI or its affiliates’ clients, customers, creditors, and direct competitors) over a wide range of industries and businesses and in a wide variety of matters.  Given this, HGI agrees to the Information Barrier Protocol set forth in the attached Appendix A, which is incorporated as though set forth herein.  Depending on the circumstances, PSZJ may need to also seek a conflicts waiver from HGI and if that occasion arises, PSZJ will seek that from HGI by separate letter agreement.

If I believe that there is a potential risk that would preclude me from exercising my independent judgment on behalf of HGI at any point in the future, I will promptly bring this to your attention so that you can decide how you wish to proceed.  In that regard, I ask that you do the same if you believe such a situation arises, and in particular, if HGI intends to become involved in a bankruptcy case where PSZJ is already involved as counsel, HGI agrees to provide me with prior notice.

Thank you for working with your D&O insurance carrier in good faith to incorporate the areas of concern we have previously identified. As a further condition to my joining the Board, HGI agrees to enter into an indemnification agreement mutually satisfactory to both of us.

I very much look forward to working with you and the Board.

Very truly yours,

Shirley S. Cho

The undersigned confirms that: (a) he has read, understands and agrees to all of the above terms and provisions on behalf of HGI; and (b) he is authorized to execute and enter into this Agreement on behalf of the HGI and its affiliates.

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HERITAGE GLOBAL INC. AND ITS AFFILIATES

_____/s/ James Sklar___________________________

By: James Sklar

Executive Vice President, General Counsel and Secretary

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APPENDIX A:  Information Barrier Protocol

Shirley S. Cho (“SSC”), a partner at Pachulski Stang Ziehl & Jones LLP (“PSZJ”) is in the process of being considered to serve on the Board of Directors (“Board”) of Heritage Global Inc. (“HGI”).  In order to address possible actual or potential conflicts between PSZJ and HGI or satisfy disinterested requirements for professionals employed in bankruptcy cases for so long as SSC is a member of the Board, PSZJ and HGI agree to follow the general procedures (the “Information Barrier Protocol”) to prevent any sharing or disclosure of information between SSC and HGI and between SSC and PSZJ on a Covered Matter.

A Covered Matter includes any matter in which: (i) PSZJ is retained as counsel to any party (other than HGI or its affiliates) and HGI (or any of its affiliates) is also involved; (ii) HGI (or its affiliate) submits a formal bid (or expression of interest, if applicable) in a matter where PSZJ represents a party in the matter (other than HGI or its affiliates); (iii) HGI (or its affiliate) becomes formally engaged in a matter where PSZJ represents a party in the matter (other than HGI or its affiliates); (iv) SSC has actual knowledge that HGI intends to pursue involvement in a bankruptcy matter where PSZJ represents a party in the matter (other than HGI or its affiliates); or (v) any other matter that either PSZJ or HGI request in writing be treated as a Covered Matter.

For any Covered Matter, PSZJ and HGI agree to implement the following protocol:

1) HGI Screen for SSC.  SSC shall be screened from receipt of any emails or communications (whether in writing or oral) involving any Covered Matter and shall be excused and recused from any Board Meetings discussing any Covered Matter.  HGI Board members and employees expected to communicate with SSC shall be apprised of the Covered Matter and shall be instructed not to communicate with SSC on any Covered Matter.

2) PSZJ Screen for SSC.  After a matter is determined by PSZJ to be a Covered Matter, (1) SSC shall have no involvement in the Covered Matter, (2) PSZJ attorneys and staff members shall be instructed not to discuss any matters or information or share any documents with SSC relating to the Covered Matter, and (3) SSC

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shall not be permitted to access any PSZJ client files for the Covered Matter, including documents in PSZJ’s virtual file room or PSZJ’s document management system.

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